Exhibit 21.1

List of Subsidiaries

Eagle Domestic Drilling Operations LLC, a Texas limited liability company
Blast AFJ, Inc., a Delaware corporation
Pacific Energy Development Corp., a Nevada corporation
Condor Energy Technology LLC, a Nevada limited liability company
White Hawk Petroleum, LLC, a Nevada limited liability company
Pacific Energy Technology Services, LLC, a Nevada limited liability company
Pacific Energy & Rare Earth Limited, a Hong Kong company
Blackhawk Energy Limited, a British Virgin Islands company
Pacific Energy Development MSL LLC, a Nevada limited liability company